Exhibit 99

Home Products International, Inc.
4501 West 47th Street
Chicago, Illinois 60632

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

March 28, 2002

Ladies and Gentleman:

This will confirm that Home Products International, Inc. (the “Company”) has received a letter from Arthur Andersen LLP (“Arthur Andersen”) with respect to Arthur Andersen’s audit of the Company’s consolidated financial statements for the year ended December 29, 2001. Arthur Andersen’s letter represented to us that the audit was subject to Arthur Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation of Arthur Andersen to conduct the relevant portions of the audit.

Ve	ry truly yours,

Jam	es E. Winslow
Ex	ecutive Vice President and CFO